David Brandon Named to Herman Miller Board of Directors
Herman Miller, Inc. (NASDAQ: MLHR), today announced David A. Brandon has been elected to the Herman Miller Board of Directors.
Brandon is the current director of the Department of Intercollegiate Athletics at the University of Michigan, leading and overseeing one of the nation's premier university athletic programs. Accepting this role in January of 2010, he had previously served an eight year term as a publicly elected member of the university's Board of Regents.
Formerly, Brandon, 58, served as Chairman and CEO of Domino's Pizza, Inc., guiding the company to over 9,000 stores in more than 65 countries, with global sales in excess of $5.5 billion. Brandon continues to serve as non-executive Chairman of the company.
Prior to joining Domino's Pizza, Brandon held the position of Chairman, President and CEO of Valassis Communications, Inc., leading the transformation of a privately held company with 75 employees and $30 million in sales into a publicly owned industry leader with 1,300 employees and an enterprise value exceeding $2 billion.
“David Brandon's business acumen and leadership experience, coupled with his reputation for integrity and his deep commitment and connection to the state of Michigan, makes him a strong addition to our Board,” noted Michael Volkema, chairman of the Herman Miller Board of Directors.
Brandon earned a Bachelor of Arts from U-M in 1974 and holds honorary doctorate degrees from Walsh College, Schoolcraft College, Lawrence Technological University, Cleary College, Albion College, and Central Michigan University.
Brandon also serves on the boards of directors for DTE Energy Company, The TJX Companies, and Kaydon Corporation, in addition to his work on the boards of several civic and philanthropic organizations, including the Gerald R. Ford Foundation, the Purple Rose Theater, and co-chair of the Capital Campaign for the new Mott Children's Hospital on the campus of the University of Michigan.
About Herman Miller
Herman Miller works for a better world around you-with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.3 billion in revenue in fiscal 2010. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2010, Herman Miller was again cited by FORTUNE as the "Most Admired" in its industry and among the "100 Best Companies to Work For" in America, while Fast Company has named Herman Miller among its 2010 "Innovation All-Stars." Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.